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                                                                Exhibit 99.13


                               ULTRATECH STEPPER, INC.

                             EMPLOYEE STOCK PURCHASE PLAN

               (AS AMENDED AND RESTATED EFFECTIVE AS OF MARCH 16, 1999)


     I.   PURPOSE OF THE PLAN

          This Employee Stock Purchase Plan is intended to promote the interests of Ultratech Stepper, Inc. by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under
Section 423 of the Code.

          Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

     II.  ADMINISTRATION OF THE PLAN

          The Compensation Committee of the Board in its capacity as Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for proper administration of the Plan as it may deem necessary or appropriate. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

     III. STOCK SUBJECT TO PLAN

          A. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 700,000 shares. Such authorized share reserve is comprised of (i) the initial 200,000(1) shares authorized by the Board and approved by the Corporation's stockholders prior to the Plan Effective Date, and (ii) a further increase of 500,000 shares of Common Stock authorized by the Board on March 16, 1999. The 500,000-share increase shall be subject to stockholder approval at the 1999 Annual Meeting and shall, if so approved, become effective with the offering period commencing August 2, 1999.




--------------
(1) As adjusted to reflect the 2:1 stock split the Corporation effected May 10, 1995.


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          B.   Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date, (iii) the maximum number and class of securities purchasable in the aggregate by all Participants on any one Purchase Date and (iv) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

     IV.  OFFERING PERIODS

          A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

          B. Each offering period shall be of such duration (not to exceed twelve (12) months) as determined by the Plan Administrator prior to the start date. The initial offering period shall commence on the Effective Date and terminate on the last business day in July 1996. The next offering period shall commence on the first business day in August 1996, and subsequent offering periods shall commence as designated by the Plan Administrator.

          C. Under no circumstances shall any offering period commence under the Plan, nor shall any shares of Common Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Corporation's stockholders and (ii) the Corporation shall have complied with all applicable requirements of the Securities Act, all applicable listing requirements of any stock exchange (or the Nasdaq National Market if applicable) on which shares of the Common Stock are listed for trading and all other applicable statutory and regulatory requirements.

     V.   ELIGIBILITY

          A. Each Eligible Employee shall be eligible to enter an offering period under the Plan on the start date of that offering period or on any other Quarterly Entry Date within that offering period, provided he or she remains an Eligible Employee. The date on which such individual actually enters the offering period shall be designated his or her Entry Date for purposes of that offering period.

          B. To participate in the Plan for a particular offering period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization form) and file such forms with the Plan Administrator (or its designate) on or before his or her scheduled Entry Date.


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     VI.  PAYROLL DEDUCTIONS

          A. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Base Salary paid to the Participant during his or her period of participation within the offering period, up to a maximum of ten percent (10%). The deduction rate so authorized shall continue in effect for such period of participation, except to the extent such rate is changed in accordance with the following guidelines:

               (i) The Participant may, at any time during the offering period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per quarter.

               (ii) The Participant may, prior to any Quarterly Entry Date within the offering period, increase the rate of his or her payroll deduction by filing the appropriate form with the Plan Administrator. The new rate (which may not exceed ten percent (10%)) shall become effective as of the first Quarterly Entry Date following the filing of such form.

          B. Payroll deductions shall begin on the first pay day following the Participant's Entry Date into the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period. The amounts so collected shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

          C. Payroll deductions shall automatically cease upon the termination of the Participant's purchase right in accordance with the provisions of the Plan.

          D. The Participant's acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant's acquisition of Common Stock on any subsequent Purchase Date.

     VII. PURCHASE RIGHTS

          A. GRANT OF PURCHASE RIGHT. A Participant shall be granted a separate purchase right for each offering period in which he or she participates. The purchase right shall be granted on the Participant's Entry Date into the offering period and shall provide the Participant with the right to purchase shares of Common Stock upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.


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          Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

          B. EXERCISE OF THE PURCHASE RIGHT. Each purchase right shall be automatically exercised on the Purchase Date in effect for the offering period for which such right has been granted, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than any Participant whose payroll deductions have previously been refunded in accordance with the Termination of Purchase Right provisions below) on such Purchase Date. The purchase shall be effected by applying the Participant's payroll deductions for the offering period ending on such Purchase Date to the purchase of whole shares of Common Stock (subject to the limitation on the maximum number of shares purchasable per Participant) at the purchase price in effect for the Participant for that Purchase Date.

          C. PURCHASE PRICE. The purchase price per share at which Common Stock will be purchased on the Participant's behalf on the Purchase Date in effect for the offering period shall be equal to eighty-five percent (85%) of the LOWER of (i) the Fair Market Value per share of Common Stock on the Participant's Entry Date into that offering period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date. However, for each Participant whose Entry Date is other than the start date of the offering period, the clause
(i) amount shall in no event be less than the Fair Market Value per share of Common Stock on the start date of that offering period.

          D. NUMBER OF PURCHASABLE SHARES. The number of shares of Common Stock purchasable by a Participant on the Purchase Date in effect for the offering period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the offering period ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any such Purchase Date shall not exceed 2,000 shares, subject to periodic adjustments in the event of certain changes in the Corporation's capitalization. In addition, the maximum aggregate number of shares of Common Stock purchasable by all Participants on any one Purchase Date shall not exceed one hundred fifty thousand (150,000) shares, subject to periodic adjustments subject to periodic adjustments in the event of certain changes in the Corporations capitalization. However, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any offering period under the Plan, to increase or decrease the limitations to be in effect for the number of shares purchasable per Participant and in the aggregate by all Participants on each Purchase Date during that offering period.

          E. EXCESS PAYROLL DEDUCTIONS. Any payroll deductions not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock or because they would result in the purchase of shares in excess of the maximum number of shares purchasable by the Participant on that Purchase Date shall be promptly refunded.


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          F.   TERMINATION OF PURCHASE RIGHT.  The following provisions shall govern the termination of outstanding purchase rights:

               (i) A Participant may, at any time prior to the Purchase Date in effect for the offering period, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the offering period shall, at the Participant's election, be immediately refunded or held for the purchase of shares on the Purchase Date in effect for that offering period. If no such election is made at the time such purchase right is terminated, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible.

               (ii) The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the offering period for which the terminated purchase right was granted. In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the date his or her scheduled Entry Date into that offering period.

               (iii) Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant's payroll deductions for the offering period shall be immediately refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the election, exercisable up until the Purchase Date in effect for the offering period in which such leave commences, to (a) withdraw all the funds in the Participant's payroll account at the time of the commencement of such leave or (b) have such funds held for the purchase of shares on such Purchase Date. In no event, however, shall any further payroll deductions be added to the Participant's account during the unpaid leave. Upon the Participant's return to active service, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, provided the Participant returns to service prior to the expiration date of the offering period in which such leave began.

          G. CORPORATE TRANSACTION. Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Corporate Transaction, by applying the payroll deductions of each Participant for the offering period in which such Corporate Transaction occurs to the purchase of whole shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the LOWER of (i) the Fair Market Value per share of Common Stock on the Participant's Entry Date into that offering period or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such


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Corporate Transaction. However, the clause (i) amount above shall not, for any
Participant whose Entry Date for the offering period is other than the start date of that offering period, be less than the Fair Market Value per share of Common Stock on such start date, and the applicable limitations on the number of shares purchasable per Participant and in the aggregate by all Participants shall continue to apply to any such purchase.

          The Corporation shall use its best efforts to provide at least ten
(10)-days prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Corporate Transaction.

          H. PRORATION OF PURCHASE RIGHTS. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

          I. ASSIGNABILITY. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

          J. STOCKHOLDER RIGHTS. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

     VIII.     ACCRUAL LIMITATIONS

          A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

          B. For purposes of applying such accrual limitations, the following provisions shall be in effect:

               - The right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date in effect for the offering period for which such right is granted.


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               -     No right to acquire Common Stock under any outstanding
purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value of such stock on the date or dates of grant) for each calendar year such rights were at any time outstanding.

          C. If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular offering period, then the payroll deductions which the Participant made during that offering period with respect to such purchase right shall be promptly refunded.

          D. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

     IX.  EFFECTIVE DATE AND TERM OF THE PLAN

          A. The Plan was adopted by the Board on March 16, 1995 and was subsequently approved by the Corporation's stockholders at the 1995 Annual Meeting. The Plan became effective on the Effective Date and was subsequently amended effective as of February 1, 1996 to include as Participating Corporations the following Corporate Affiliates; Ultratech Stepper UK, Ltd., Ultratech K.K. and Ultratech Stepper International, Inc. On February 3, 1997 UltraBeam Lithography, Inc. was named a Participating Corporation and effective August 1, 1997, Ultratech Stepper (Thailand) Company, Ltd. was named a Participating Corporation.

          B. Unless sooner terminated by the Board, the Plan shall terminate upon the EARLIEST of (i) the last business day in July 2005, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction.
No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following its termination.

          C. The Plan was amended and restated by the Board, effective March 16, 1999 to effect the following revisions: (i) increase the maximum number of shares of Common Stock authorized for issuance over the term of the Plan by an additional 500,000 shares to 700,000 shares and (ii) limit the maximum number of shares of Common Stock purchasable in the aggregate by all Participants on any one Purchase Date to 150,000 shares. The amendment will become effective with the offering period commencing August 2, 1999, provided the 500,000-share increase is approved by the Corporation's stockholders at the 1999 Annual Meeting.


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     X.   AMENDMENT OF THE PLAN

          The Board may alter, amend, suspend or discontinue the Plan at any time to become effective immediately following the close of any offering period. However, the Board may not, without the approval of the Corporation's stockholders, (i) increase the number of shares of Common Stock issuable under the Plan or purchasable per Participant on any Purchase Date, except for permissible adjustments in the event of certain changes in the Corporation's capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan, or (iii) modify the requirements for eligibility to participate in the Plan.

     XI.  GENERAL PROVISIONS

          A. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

          B. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.

          C. The provisions of the Plan shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.


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                                      SCHEDULE A

                            CORPORATIONS PARTICIPATING IN
                             EMPLOYEE STOCK PURCHASE PLAN
                                AS OF FEBRUARY 1, 1996


                               Ultratech Stepper, Inc.
                              Ultratech Stepper UK, Ltd.
                                    Ultratech K.K.
                        Ultratech Stepper International, Inc.
                             Ultratech Lithography, Inc.
                      Ultratech Stepper (Thailand) Company, Ltd.


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                                       APPENDIX

          The following definitions shall be in effect under the Plan:

          A.   BOARD shall mean the Corporation's Board of Directors.

          B. BASE SALARY shall mean the regular base salary paid to a Participant by one or more Participating Companies during such individual's period of participation in the Plan, plus any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. The following items of compensation shall not be included in Base Salary: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions and other incentive-type payments and (ii) any and all contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Participant's behalf by the Corporation or any Corporate Affiliate under any employee benefit or welfare plan now or hereafter established.

          C.   CODE shall mean the Internal Revenue Code of 1986, as amended.

          D.   COMMON STOCK shall mean the Corporation's common stock.

          E. CORPORATE AFFILIATE shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section
424), whether now existing or subsequently established.

          F. CORPORATE TRANSACTION shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

               (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

               (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.

          G. CORPORATION shall mean Ultratech Stepper, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Ultratech Stepper, Inc., which shall by appropriate action adopt the Plan.

          H. EFFECTIVE DATE shall mean the first business day in August 1995. Any Corporate Affiliate which becomes a Participating Corporation after such Effective Date shall designate a subsequent Effective Date with respect to its employee-Participants.


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          I.   ELIGIBLE EMPLOYEE shall mean any person who is engaged, on a regularly-scheduled basis of more than twenty (20) hours per week for more than five (5) months per calendar year, in the rendition of personal services to any Participating Corporation as an employee for earnings considered wages under Code Section 3401(a).

          J. ENTRY DATE shall mean the date an Eligible Employee first commences participation in the offering period in effect under the Plan. The earliest Entry Date under the Plan shall be the Effective Date.

          K. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

               (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

               (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

          L. PARTICIPANT shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

          M. PARTICIPATING CORPORATION shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan as of February 1, 1996 are listed in attached Schedule A.

          N. PLAN shall mean the Corporation's Employee Stock Purchase Plan, as set forth in this document.

          O. PLAN ADMINISTRATOR shall mean the Compensation Committee of the Board in its capacity as administrator of the Plan.


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          P.   PURCHASE DATE shall mean the last business day of each
offering period on which shares of Common Stock shall be purchased on behalf of the Participants in that offering period. The initial Purchase Date shall be July 31, 1996.

          Q. QUARTERLY ENTRY DATE shall mean any of the following dates on which an Eligible Employee may commence participation in the offering period in effect under the Plan: the first business day in February, May, August and November each year. The earliest Quarterly Entry Date under the Plan shall be the Effective Date.

          R. SECURITIES ACT shall mean the Securities Act of 1933, as amended.

          S. STOCK EXCHANGE shall mean either the American Stock Exchange or the New York Stock Exchange.


                                      A-3